                                                                Exhibit 99.1

MEDIA RELEASE                                        [ALDERWOODS GROUP LOGO]

         ALDERWOODS GROUP ANNOUNCES AMENDMENT OF CREDIT FACILITY AND
                      REDEMPTION OF CONVERTIBLE NOTES

CINCINNATI - January 23, 2004 - Alderwoods Group, Inc. (NASDAQ:AWGI) today announced three initiatives that will further improve its capital structure and reduce its interest costs.

The first initiative is entering into a new subordinated facility to be used to fully redeem the Company's $24.7 million 12.25% convertible subordinated notes, due 2012, which became fully redeemable, at par, on January 2, 2004, plus accrued interest to the redemption date. This facility, which matures on March 31, 2005, carries an interest rate of LIBOR + 450 basis points (bps). The Company entered into this facility with Banc of America Securities LLC. The redemption of the notes is expected to be completed within the next 30 days and will result in the recognition in income of unamortized premium of $7.2 million in the first quarter of 2004.

The second initiative is the amendment of the Company's senior secured facility to reduce the applicable interest rate on the Term Loan by 50 basis points (bps), from LIBOR + 325 bps to LIBOR + 275 bps. This rate change is effective immediately.

The third initiative is to amend the Company's senior secured facility to allow the Company to borrow up to $25 million of additional term loans under this facility, and use the proceeds, at the Company's discretion and subject to the terms of the amendment, for the purpose of either repurchasing a portion of the Company's $330 million 12.25% senior notes, due January 2, 2009, or repaying the Company's new subordinated facility described above.

Over the past two years the Alderwoods Group's strong operating cash flow and balance sheet management, together with asset sale proceeds have enabled the Company to undertake a significant improvement in its balance sheet. In fiscal 2003, the Company reduced its debt outstanding by approximately $125 million and since the Company was launched on January 2, 2002, debt has been reduced by approximately $206 million from $836 million to approximately
$630 million as at January 3, 2004. The Company has no remaining mandatory principal repayments on its senior secured facility in 2004.

Paul Houston, President and CEO stated, "This announcement further demonstrates our ongoing commitment to balance sheet management, and focus on reducing the Company's interest costs. With interest rates continuing at historic lows, we felt it was an appropriate time to refinance additional indebtedness, and we will continue to take similar steps in the future whenever opportunities present themselves."

COMPANY OVERVIEW

Launched on January 2, 2002, the Company is the second largest operator of funeral homes and cemeteries in North America. As of January 3, 2004, the Company operated 730 funeral homes, 150 cemeteries and 60 combination funeral home and cemetery locations in the United States and Canada. Of the Company's total locations, 64 funeral homes, 72 cemeteries and 4 combination funeral home and cemetery locations are held for sale as at January 3, 2004. The Company provides funeral and cemetery services and products on both an at-need and pre-need basis. In support of the pre-need business, it operates insurance subsidiaries that provide customers with a funding mechanism for the pre-arrangement of funerals.

SAFE HARBOR

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the Company's operating activities, the plans and objectives of the Company's management, assumptions regarding the Company's future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities and Exchange Act of 1934. The words "believe," "may," "will," "estimate," "continues," "anticipate," "intend," "expect" and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including the following: the uncertainty related to the ability of the Company to effect the refinancings and the availability of credit; uncertainties associated with future revenue and revenue growth; the impact of the Company's significant leverage on its operating plans and the ability of the Company to service its debt. Other risks that could generally affect the Company results include: outcomes in pending legal and tax claims; the Company's ability to attract, train and retain an adequate number of sales people; the impact of changes to federal, state and local laws and regulations affecting revenues from trust funds; uncertainties associated with the volume and timing of pre-need sales of funeral and cemetery services and products; variances in death rates; variances in the use of cremation; the impact of environmental and other laws impacting the Company's operations; future tax rates; and various other uncertainties associated with the funeral service industry and the Company's operations in particular, which are referred to in the Company's periodic reports filed with the SEC. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                    - 30 -

CONTACT:  Kenneth A. Sloan                   Tamara Malone
          Executive Vice President,          Manager,
          Chief Financial Officer            Media and Investor Relations
          Alderwoods Group, Inc.             Alderwoods Group, Inc.
          Tel: 416.498.2455                  Tel: 416.498.2778
          Fax: 416.498.2449                  Fax: 416.498.2449
          Email: ken.sloan@alderwoods.com    tamara.malone@alderwoods.com


                                                                             2